Exhibit 6.5

Tms PROMISSORY NOTE IS SECURED BY A BALLOON MORTGAGE AND THE FINAL PRINCIPAL PAYMENT OR THE PRINCIPAL BALANCE DUE UPON MATURITY IS $353,389.86 TOGETHER WITH ACCRUED INTEREST, IF ANY, AND ALL ADVANCEMENTS MADE BY THE MORTGAGEE UNDER THE TERMS OF THIS MORTGAGE.

PROMISSORY NOTE

$367,000.00	Pasco County, Florida
Date: July 24, 2023

FOR VALUE RECEIVED, the undersigned, Gerald D. Ellenburg, as Manager of ERC Zephyrhills LLC, a Florida limited liability company, whose post office addresses is 650 East Bloomingdale Avenue, Brandon, Florida 33511, (the "Borrower"), unconditionally promises to pay to the order of Sierra Five Investments, LLC, a Florida limited liability company, (the "Lender", which shall include any subsequent holder hereof or any interest herein), having an address of 703 West Swann Avenue, Tampa, Florida 33606, or at such other place as Lender may from time to time designate in writing, without grace, the principal sum of Three Hundred Sixty-Seven Thousand and 00/100 Dollars ($367,000.00) or so much as may be outstanding and advanced pursuant hereto, together with interest on the unpaid principal balance from time to time, in accordance with the provisions set forth below.

This Promissory Note shall hereinafter be referred to as the "Note".

TERM. The term of this Note (the "Term") shall commence as of the date set forth above (the "Effective Date") and shall continue thereafter until the earlier of: (i) August 1, 2026, date of maturity, or (ii) that date on which Borrower refinances or sells the Mortgaged Property (as defined hereinbelow) and all indebtedness of Borrower to Lender, whether arising or accruing under this Note, the Security Instruments ( as hereinafter defined) or otherwise, has been paid, in full, and Lender cancels and surrenders this Note to Borrower. Notwithstanding the foregoing, Borrower acknowledges and confirms that, unless this Note is otherwise modified and amended, in writing, by the parties hereto (which Borrower agrees that Lender is and shall be under no obligation to do), all outstanding amounts hereunder shall be due and payable by Borrower to Lender as of the last day of the Term of this Note (the "Maturity Date").

INTEREST ACCRUAL. Interest shall accrue upon the outstanding principal balance advanced hereunder, from time to time, at the rate of FIFTEEN PERCENT ( 15%) PER ANNUM (the "Interest Rate") and shall be repaid, on a monthly basis, on the first day of each month.

PAYMENTS. Repayment of this loan shall be paid, at the rate of Five Thousand and 00/100 ($5,000.00) Dollars monthly, commencing September 1, 2023, and continuing on the first day of each and every month hereafter until all amounts advanced pursuant hereto have to be repaid principal of Three Hundred Sixty-Seven Thousand and 00/100 Dollars ($367,000.00), along with interest through August 1, 2026, the Maturity Date. If any payment hereunder is due on a date that is not a business day, the due date therefor shall be extended to the next succeeding business day, and interest shall be payable at the then applicable rate during such extension. The entire outstanding principal balance of this Note, together with all accrued interest thereon, as well as all other costs associated with the indebtedness evidenced hereby, shall be due and payable in full on the Maturity Date.

All payments hereunder must be made in legal tender of the United States of America in good, collected funds at the place of payment. Any payment received after 2:00 p.m. Eastern shall be credited on the next succeeding business day. For purposes hereof, only weekends and nationally recognized United States holidays shall be deemed non-business days.

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LATE FEE: The Borrower shall pay a fee equal to ten percent (10%) of any payment due hereunder not received by lender within ten (10) days of the due date.

INDEBTEDNESS SECURED. This Note and the amounts advanced pursuant hereto are and shall be secured by, inter alia, that certain Mortgage (the "Mortgage") executed by Borrower in favor of Lender and constituting a first-priority lien upon the Borrower's property known as a portion of 6042 23 rd Street, Zephyrhills, Pasco County, Florida 333542, identified in the Mortgage of even date in favor of Lender (the "Mortgaged Property").

WAIVERS. Borrower, (a) waives presentment, demand, protest, notice of demand, notice of intent to accelerate, notice of acceleration of maturity, notice of protest, notice of nonpayment, notice of dishonor, and any other notice required to be given under the law to any Obligor in connection with the delivery, acceptance, performance, default or enforcement of this Note, any endorsement or guaranty of this Note, or any other documents executed in connection with this Note, including, without limitation, and/or the Security Instruments (collectively, the "Loan Documents"); (b) consents to all delays, extensions, renewals or other modifications of this Note and/or the Loan Documents, or waivers of any term hereof and/or of the Loan Documents, or release or discharge by Lender of any Obligor, or release, substitution or exchange of any security for the payment hereof, or the failure to act on the part of Lender, or any indulgence shown by Lender (without notice to or further assent from any ofObligors), and agree that no such action, failure to act or failure to exercise any right or remedy by Lender shall in any way affect or impair the obligations of any Obligors or be construed as a waiver by Lender of, or otherwise affect, any of Lender's rights under this Note, under any endorsement or guaranty of this Note or under any of the Loan Documents; and (c) agrees to pay, on demand, all costs and expenses of collection or defense of this Note and/or of any endorsement or guaranty hereof and/or the enforcement or defense of Lender's rights with respect to, or the administration, supervision, preservation, protection of, or realization upon, any property securing payment hereof, including, without limitation, attorneys' and paralegals' fees, including fees related to any suit, mediation or arbitration proceeding, out of court payment agreement, trial, appeal, bankruptcy proceedings (including without limitation seeking relief from the stay of 11 U.S.C. §362 and limiting the use of cash collateral under 11 U.S.C. §363), receivership, or other proceeding, in such amount as may be determined reasonable by any arbitrator or court, whichever is applicable. Any award or payment of attorneys' or paralegal's fees hereunder or by order of a court of competent jurisdiction shall include as a part thereof any and all sales or use taxes imposed thereon by any appropriate governmental authority.

EVENTS OF DEFAULT. Any one or more of the following shall constitute an "Event of Default" hereunder: (a) the failure to make any payment of principal and/or interest and/or fees under this Note or any other obligation of any Obi igor to Lender when due, at maturity or by acceleration; (b) default, which is not cured within the applicable grace or curative period, if any, shall occur under any other obligation, liability or indebtedness of any Obligor to any other party; (c) if any representation or warranty of any Obliger in the Loan Documents or in any certificate or statement furnished at any time thereunder or in connection therewith proves to be untrue or misleading in any material respect when made or furnished; ( d) default which is not otherwise the subject of any other provision of this paragraph shall occur in the performance of any of the covenants or agreements of any Obligor contained in this Note or any of the other Loan Documents and such default is not capable of being cured, or if capable of being cured shall continue uncured to the reasonable satisfaction of Lender for a period of 30 days after written notice thereof from Lender to Borrower, or such other lesser or greater period of time, if any, with or without notice as specifically set forth in the applicable document or instrument; ( e) the commencement of a proceeding by or against any Obliger for dissolution or liquidation, the voluntary or involuntary termination or dissolution of any Obligor or the merger or consolidation of any Obligor with or into another entity; ( f) the insolvency of, the business failure of, the appointment of a custodian, trustee, liquidator or receiver for or for any of the property of, the assignment for the benefit of creditors by, or the filing of a petition under bankruptcy, insolvency or debtor's relief law or the filing of a petition for any adjustment of indebtedness, composition or extension by or against any Obligor; (g) the death or legal incapacity of any Obligor who is a natural person, (h) the failure of any Obligor to timely deliver such financial statements, including tax returns, other statements of condition or other information, as required by the Lender shall request from time to time; (i) the entry of a judgment against any Obligor which Lender deems to be of a material nature, in Lender's sole discretion, which is not released or satisfied within 30 days of the entry thereof; 0) the seizure or forfeiture of, or the issuance of any writ of possession, garnishment or attachment, or any turnover order for any property ofany Obligor, including without limitation the property encumbered by a Mortgage; (k) should Lender's liens, mortgage or security interest in any of the collateral for this Note become unenforceable, or cease to be a lien, mortgage or security interest; or (1) the failure of Borrower's business to comply with any law or regulation controlling its operation which materially impacts the operation of the Borrower's business.

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INTEREST AFTER DEFAULT. Should Borrow fail to pay the balance due on the date of maturity, then interest shall accrue upon the outstanding principal balance advanced hereunder, and any unpaid interest and penalties from the date of maturity at the maximum non-usurious rate chargeable by applicable law.

REMEDIES. Upon the occurrence of an Event of Default: (a) Lender shall have the optional right to accelerate and declare as immediately due and payable in full the entire balance (principal, interest and all other charges due hereunder or under the Loan Documents) outstanding hereunder and all other obligations of any Obligor to Lender (however acquired or evidenced) and any obligation of Lender to permit further borrowing under this Note shall immediately cease and terminate; and/or (b) to the extent permitted by law, the Interest Rate shall be increased at Lender's discretion up to the maximum non-usurious rate chargeable by applicable law (the "Default Rate"). The provisions herein for a Default Rate shall not be deemed to extend the time for any payment hereunder or to constitute a grace period giving Obligors a right to cure any default. At Lender's option, any accrued and unpaid interest, fees or charges may, for purposes of computing and accruing interest on a daily basis after the due date of the Note or any installment thereof, be deemed to be a part of the principal balance, and interest shall accrue on a daily compounded basis after such date at the Default Rate provided in this Note until the entire outstanding balance of principal and interest is paid in full. Lender is hereby authorized at any time to set off any charge against any deposit accounts of any Obligor, as well as any money, instruments, securities, documents, chattel paper, credits, claims, demands, income and any other property, rights and interests of any Obligor which at any time shall come into the possession or custody or under the control of Lender or any of its agents, affiliates or correspondents, without notice or demand, any and all obligations due hereunder. Additionally, Lender shall have all rights and remedies available under each of the Loan Documents, including without limitation foreclosure of the Mortgage, as well as all rights and remedies available at law or in equity. Any judgment rendered on this Note shall bear interest at the highest rate of interest permitted pursuant to Chapter 687, Fla. Stat.

REMEDIES CUMULATIVE. The failure at any time of Lender to exercise any of its options or any other rights hereunder shall not constitute a waiver thereof, nor shall it be a bar to the exercise of any of its options or rights at a later date. All rights and remedies of Lender shall be cumulative and may be pursued singly, successively or together, at the option of Lender. The acceptance by Lender of any partial payment shall not constitute a waiver of any default or of any of Lender's rights under this Note. No waiver of any of its rights hereunder, and no modification or amendment of this Note, shall be deemed to be made by Lender unless the same shall be in writing, duly signed on behalf of Lender; each such waiver shall apply only with respect to the specific instance involved, and shall in no way impair the rights of Lender or the obligations of Obligor to Lender in any other respect at any other time.

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MISCELLANEOUS PROVISIONS. This Note, the Loan Documents, and the rights and obligations of Borrower and Lender shall be governed by and interpreted in accordance with the laws of the State of Florida, without regard to its internal conflicts of laws principles. In any litigation in connection with or to enforce this Note or any endorsement or guaranty of this Note or any Loan Documents, each Obligor irrevocably consents to and confers personal jurisdiction on the courts of the State of Florida or the United States located in Pasco County, Florida, and expressly waives any objections as to venue in any such courts. Nothing contained herein shall, however, prevent Lender from bringing any action or exercising any rights within any other state or jurisdiction or from obtaining personal jurisdiction by any other means available under applicable law.

Notwithstanding anything contained in this Note to the contrary, including the definition of the Interest Rate, Lender shall never be deemed to have contracted for or be entitled to receive, collect or apply as interest on this Note, any amount in excess of the amount permitted and calculated at the Maximum Rate (as hereinafter defined), and, in the event Lender ever receives, collects or applies as interest any amount in excess of the amount permitted and calculated at the Maximum Rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of this Note, and, if the principal balance of this Note is paid in full, any remaining excess shall forthwith be paid to Borrower. In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Rate, Borrower and Lender shall, to the maximum extent permitted under applicable law: (i) characterize any non-principal payment ( other than payments which are expressly designated as interest payments hereunder) as an expense, fee, or premium, rather than as interest, (ii) exclude voluntary prepayments and the effect thereof; and (iii) spread the total amount of interest throughout the entire contemplated term of this Note. The term "Maximum Rate" shall mean, as to Lender, the maximum non-usurious interest rate, if any, that at any time, or from time to time, may be contracted for, taken, reserved, charged, or received on the indebtedness evidenced by this Note under the laws which are presently in effect of the United States and the State of Florida applicable to Lender and such indebtedness or, to the extent permitted by applicable law, under such applicable laws of the United States and the State of Florida which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

TIME IS OF THE ESSENCE IN THE PERFORMANCE OF EACH AND EVERY COVENANT AND/OR OBLIGATION OF BORROWER HEREUNDER.

Any notice to be given or to be served upon any party hereto shall be given, in writing, and delivered personally, via registered or certified U.S. Mail, with all charges pre-paid, or by a nationally recognized overnight courier that provides confirmation of delivery, and such notices shall be directed to the addresses set forth above or to such other or additional addresses as any party might designate by written notice to the other party.

In this Note, whenever the context so requires, the neuter gender includes the feminine and/or masculine, as the case may be, and the singular number includes the plural.

BORROWER BY ITS EXECUTION HEREOF KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, FOR ITSELF AND ITS SUCCESSORS AND ASSIGNS, ANY RIGHT WHICH IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, ACTION, SUIT OR PROCEEDING (WHETHER AT LAW OR IN EQUITY) BASED ON THIS NOTE OR ARISING OUT OF, UNDER OR IN CONNECTION WITH ANY OF THE TRANSACTIONS PROVIDED IN THIS NOTE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING {WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY OR THEIR RESPECTIVE OFFICERS, PRINCIPALS, PARTNERS, EMPLOYEES, AGENTS OR REPRESENTATIVES IN CONNECTION WITH THE SUBJECT MATTER OF THIS NOTE, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE AND WHETHER ASSERTED BY WAY OF COMPLAINT, ANSWER, CROSS-CLAIM, COUNTERCLAIM, AFFIRMATIVE DEFENSE OR OTHERWISE. BORROWER SHALL NOT SEEK TO CONSOLIDATE ANY SUCH LITIGATION, ACTION, SUIT OR PROCEEDING IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER'S ACCEPTANCE OF THIS NOTE.

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IN WITNESS WHEREOF, Borrower, intending to be legally bound hereby, has duly executed this Note as of the day and year first written above.

THIS PROMISSORY NOTE IS SECURED BY A BALLOON MORTGAGE AND THE FINAL PRINCIPAL PAYMENT OR THE PRINCIPAL BALANCE DUE UPON MATURITIY IS $353,389.86 TOGETHER WITH ACCRUED INTEREST, IF ANY, AND ALL ADVANCEMENTS MADE BY THE MORGAGEE UNDER THE TERMS OF THIS MORTGAGE/NOTE.

BORROWER:

ERC Zephyrhills, LLC, a Florida limited lliablity company

By:	/s/ Gerlad D. Ellenburg
Gerlad D. Ellenburg, Manager

Address of Lender for purposes of notice hereunder:

SIERRA FIVE INVESTM ENTS, LLC

703 West Swann Avenue

Tampa, Florida 33606

DOCUMENTARY STAMP TAX PURSUANT TO CHAPTER 20 1, FLORIDA

STATUTES, IN THE AMOUNT OF $734.00 HAS BEEN PAID ON THIS

NOTE AN D ATTACHED TO THE MORTGAGE (REFERRED TO ABOVE).

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